EXHIBIT 1

CERTIFICATION REGARDING JOINT FILING OF

SCHEDULE 13D PURSUANT TO RULE 13D-1(k)

OF THE SECURITIES AND EXCHANGE COMMISSION

The undersigned and each other person executing this joint filing agreement (the "Agreement") agree as follows:

  The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13D to which this Exhibit is attached and such Schedule 13D is filed on behalf of the undersigned and each other person executing this Agreement; and

  The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: March 18, 2004

C&M TRANSPORTATION, INC.

/s/ John Ohle

By: John Ohle, President

VELOCITY HOLDINGS, INC.

/s/ John Ohle

By: John Ohle, President

/s/ John Ohle

John Ohle